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                                                            EXHIBIT NO. 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration Statement No. 33-1657 on Form N-1A of our report dated July 11, 2007 relating to the financial statements and financial highlights of MFS International Value Fund, MFS International Diversification Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust X for the year ended August 31, 2007, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
September 24, 2007